                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Filed by the Registrant [X]
        Filed by a Party other than the Registrant [ ]
        Check the appropriate box:
        [X]    Preliminary Proxy Statement
        [ ]    Confidential, For Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2)
        [ ]    Definitive Proxy Statement
        [ ]    Definitive Additional Materials
        [ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        American Shared Hospital Services
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

        [X]    No fee required
        [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
               and 0-11.

        (1)    Title of each class of securities to which transaction applies:

                        Not applicable.

        (2)    Aggregate number of securities to which transactions applies:

                        Not applicable.

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



        (4) Proposed maximum aggregate value of transaction:



        (5) Total fee paid:



        [ ]    Fee paid previously with preliminary materials:


        [ ]    Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)    Amount previously paid:



        (2)    Form, Schedule or Registration Statement no.:



        (3)    Filing Party:



        (4)    Date Filed:

                       AMERICAN SHARED HOSPITAL SERVICES
                      FOUR EMBARCADERO CENTER, SUITE 3620
                      SAN FRANCISCO, CALIFORNIA 94111-4155
                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 21, 1999

TO THE SHAREHOLDERS OF AMERICAN SHARED HOSPITAL SERVICES:

     NOTICE IS HEREBY GIVEN that, pursuant to a call of the Board of Directors, the 1999 Annual Meeting (the "Meeting") of Shareholders of American Shared Hospital Services, a California corporation (the "Company"), will be held at One Embarcadero Center (corner of Sacramento and Battery Streets), Skydeck -- 41st Floor, San Francisco, CA 94111 at 10:00 am (Pacific time), on Friday, May 21, 1999 to consider and to act upon the following matters, all as set forth in the Proxy Statement.

          1. AMENDMENT OF BY-LAWS. To approve an amendment to Article IV,
     Section 1 of the Company's By-laws to provide that the number of Directors constituting the Board shall be no less than five and no more than nine. Currently, the Company's Board is comprised of no less than seven and no more than thirteen Directors.

          2. ELECTION OF DIRECTORS. To elect the following five nominees to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

             Ernest A. Bates, M.D.        Stanley S. Trotman, Jr.
             Willie R. Barnes             Charles B. Wilson, M.D.
             John F. Ruffle

          3. OTHER BUSINESS. To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting and any and all adjournments thereof.

     The Board of Directors knows of no matters, other than those set forth in paragraphs (1) and (2) above, that will be presented for consideration at the Annual Meeting.

     The Board of Directors has fixed the close of business on March 24, 1999 as the Record Date for the determination of shareholders entitled to vote at the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. IN ORDER TO FACILITATE THE PROVISION OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                          By Order of the Board of Directors
                                          /s/ WILLIE R. BARNES

                                          Willie R. Barnes
                                          Corporate Secretary

Dated: April 23, 1999
San Francisco, California

                       AMERICAN SHARED HOSPITAL SERVICES
                      FOUR EMBARCADERO CENTER, SUITE 3620
                      SAN FRANCISCO, CALIFORNIA 94111-4155
                            ------------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1999
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to shareholders of American Shared Hospital Services, a California corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1999 Annual Meeting of Shareholders scheduled to be held on Friday, May 21, 1999 and at any adjournment or adjournments thereof (the "Meeting"). It is anticipated that this Proxy Statement and the Proxy will first be sent to shareholders on or about April 23, 1999.

     The matters to be considered and voted upon at the Meeting will be:

          1. AMENDMENT OF BY-LAWS. To approve an amendment to Article IV,
     Section 1 of the Company's By-laws to provide that the number of Directors constituting the Board shall be no less than five and no more than nine. Currently, the Company's Board is comprised of no less than seven and no more than thirteen Directors.

          2. To elect five persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

          3. To transact such other business as may properly be brought before the Meeting and any and all adjournments thereof.

     Only shareholders of record at the close of business on March 24, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting.

REVOCABILITY OF PROXIES

     A proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such proxy may revoke it at any time prior to its use by filing with the Secretary of the Company either written instructions revoking such proxy or a duly executed proxy bearing a later date. Written notice of the death of the person executing a proxy, before the vote is counted, is tantamount to revocation of such proxy. A proxy may also be revoked by attending the Meeting and voting in person.

SOLICITATION OF PROXIES

     This proxy solicitation is being made by the Board of Directors of the Company. The expense of the solicitation will be paid by the Company. To the extent necessary to assure sufficient representation at the Annual Meeting, proxies may be solicited by any appropriate means by directors, officers, regular employees of the Company and the stock transfer agent for the Common Shares, who will not receive any additional compensation therefor. The Company will request that banks, brokers and other fiduciaries solicit their customers who own beneficially the Common Shares listed of record in names of nominees and, although there is no formal arrangement to do so, the Company will reimburse such persons the reasonable expenses of such solicitation. In addition, the Company may pay for and utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies, if the Board of Directors of the Company determines that this is advisable.

OUTSTANDING SECURITIES

     The Board of Directors has fixed March 24, 1999 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 3,972,372 Common Shares. The Common Shares are the only class of securities entitled to vote at the Meeting.

VOTE REQUIRED AND VOTING PROCEDURES

     Each holder of Common Shares will be entitled to one vote, in person or by proxy, for each share standing in its name on the books of the Company as of the Record Date for the Meeting on each of the matters duly presented for vote at the Meeting, except as indicated below in connection with the election of directors.

     In connection with the election of directors, shares are permitted to be voted cumulatively, if (i) a shareholder present at the Annual Meeting has given notice at the Annual Meeting, prior to the voting, of such shareholder's intention to vote its shares cumulatively and (ii) the names of the candidates for whom such shareholder desires to cumulate votes have been placed in nomination prior to the voting. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting allows a shareholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder or to distribute votes on the same principle between two or more nominees. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

     All outstanding shares of the Company's Common Stock represented by properly executed and unrevoked proxies received in time for the Meeting will be voted. A shareholder may, with respect to the proposal to amend the By-laws (i) vote for the proposal, (ii) vote against the proposal, or (iii) abstain. A shareholder may, with respect to the election of directors (i) vote for the election of all five nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected.

     A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. In the proposal to amend the By-laws, non-voted shares will have the effect of a vote against the proposal. In the election of directors, the five nominees receiving the highest number of votes of shares of Common Stock represented in person or by proxy at the Meeting and entitled to vote on such matter will be elected directors of the Company. Accordingly, non-voted shares will not affect the outcome of the election of directors.

     In connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting, the Board of Directors has designated Ernest A. Bates, M.D. and Richard Magary as proxies. Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. If no instructions are specified, the Common Shares represented by any properly executed proxy will be voted FOR approval of the proposed By-laws amendment changing the minimum and maximum number of directors, and FOR the election of the five nominees for the Board of Directors named herein.

     The Board of Directors is not aware of any matters that will come before the Annual Meeting other than as described above. However, if such matters are presented, the named proxies will, in the absence of instructions to the contrary, vote such proxies in accordance with the judgment of such named proxies with respect to any such other matter properly coming before the Annual Meeting.

     A majority of the Common Shares outstanding on the Record Date must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. The proposal to amend the By-laws to change the minimum and maximum authorized number of Directors must be approved by the vote of the holders of a majority of the outstanding shares. In the election of directors, the five candidates receiving the highest number of votes will be elected directors of the Company.

     The Board of Directors has appointed Geraldine Zarbo of American Stock Transfer & Trust Company, the registrar and transfer agent for the Common Shares, or her designee, as the Inspector of Elections for the Annual Meeting. The Inspector of Elections will determine the number of Common Shares represented in person or by proxy at the Annual Meeting, whether a quorum exists, the authenticity, validity and effect of proxies and will receive and count the votes. The election of directors will not be by ballot unless a shareholder demands election by ballot at the Annual Meeting before the voting begins.

                                 PROPOSAL NO. 1

                              AMENDMENT OF BY-LAWS

     The Board has approved an amendment to the By-laws to reduce the number of Directors constituting the entire Board to a minimum of five and a maximum of nine. Currently, the By-laws provide for a Board comprised of seven to thirteen members. Under California law, if the minimum and maximum number of Directors is proposed to be changed, the approving vote of the holders of a majority of the Company's outstanding shares must be obtained. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS AMENDMENT.

     For several years, the Company's Board has had seven members. This was appropriate in light of the scope of the Company's business. However, following the sale of the Company's imaging business in November 1998, American Shared became a much smaller company. Prior to the sale, the Company provided magnetic resonance imaging, computed axial tomography, ultrasound, nuclear medicine and cardiac catheterization laboratory services to approximately 190 customers in 22 states. These businesses provided approximately 88%, 94% and 95% of the Company's revenues for the years ending December 31, 1998, 1997 and 1996, respectively.

     At present, American Shared provides stereotactic radiosurgery services to five major medical centers in three states through its 81% interest in GK Financing, LLC. This business provided only 6 - 10% of the Company's revenues on an annualized basis prior to the sale of the imaging division. The Company's current business requires less capital and debt, as well as a substantially smaller staff, than the Company's business prior to the sale of the imaging division. For example, following the sale, the Company's debt and other liabilities have been reduced by approximately $27.1 million. Its staff, which prior to the Company's imaging business sale was approximately 340 people, is expected to be reduced to 10 by the end of April 1999.

     In light of these significant reductions, the Board considers it prudent and appropriate to reduce its size to five Directors. Accordingly, the Board has nominated five persons to serve for the next year, and has accepted the resignation or decision not to stand for re-election by two of its former members. In order to avoid having vacancies, the Board believes it appropriate to re-set the range of the full Board to 5 to 9 from its current range of 7 to
13. (A copy of the relevant text of Article IV, Section 1 of the By-laws in its current form and as proposed to be amended is attached as Exhibit A). A Board of five members is sufficient to oversee the Company's current operations and will save meeting fees and travel costs. As the Company's business grows, the Board will be able to consider adding additional members (up to nine). The Board believes that this change is appropriate and in the best interest of the Company and its shareholders.

                                 PROPOSAL NO. 2

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     If the proposed amendment to the Company's By-laws, as described above, is approved by shareholders at the Meeting, the Company's By-laws will provide that there shall be not fewer than five nor more than nine directors and the exact number shall be fixed from time to time by a resolution of the Board Directors. If the proposed By-law amendment is approved at the Meeting, the directors nominated for election at the Meeting intend to set the exact number of Directors at five by a resolution at an Organizational Meeting of the Board of Directors to be held immediately following the Meeting. If the proposed By-law amendment is not approved, the Board will have two vacancies and the Directors will consider appropriate persons to fill such vacancies and will operate in the interim with such vacancies.

     The Board of Directors is proposing the persons named below for election to the Board of Directors. Each of the persons identified below will be nominated for election to serve until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Votes will be cast pursuant to the enclosed proxy in such a way as to effect the election of each of the persons named below or as many of them as possible under applicable voting rules. If a nominee shall be unable or unwilling to accept nomination for election as a director, it is intended that the proxy holders will vote for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Each of the nominees named below has notified the Board of Directors that, if elected, he is willing to serve as a Director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW. PROXIES RETURNED TO THE COMPANY WILL BE VOTED "FOR" THE NOMINEES NAMED BELOW UNLESS OTHERWISE INSTRUCTED.

     Set forth below is certain information regarding each of the nominees.

     ERNEST A. BATES, M.D. has been a director, the Chairman of the Board and Chief Executive Officer of the Company since it was incorporated in 1983. He founded the Company's predecessor limited partnership in 1980. Dr. Bates is a graduate of Johns Hopkins University and of the University of Rochester School of Medicine. He is currently an Assistant Clinical Professor of Neurosurgery at the University of California Medical Center at San Francisco, and a member of the Boards of Trustees of Johns Hopkins University and of the University of Rochester, a Director of the Industrial Policy Advisory Committee of the Engineering Research Center (CISST) at Johns Hopkins University, a Member of the State of California High Speed Rail Authority, and a Member of the Board of Directors of Salzburg Seminar. Dr. Bates is 62 years old.

     WILLIE R. BARNES has been a director and Corporate Secretary of the Company since 1984. He has been a partner in the law firm of Musick Peeler & Garrett since June 1992. He is a Director of Franchise Finance Corporation of America. Mr. Barnes is 66 years old.

     JOHN F. RUFFLE has been a director of the Company since 1995. He retired in 1993 as Vice-Chairman of the Board and a Director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Co. of New York. He also is a Director of Bethlehem Steel Corporation; a member of the Boards of Managers of North Moore Fund, LLC and JP Morgan Global Emerging Markets Fund, LLC; a Trustee of JPM Series Trust II; a Director of Trident Corp.; a Director of The Wackenhut Corporation; a Director of Wackenhut Corrections Corp; and a Trustee of the Johns Hopkins University. He is a graduate of Johns Hopkins University, with an MBA in finance from Rutgers University, and is a Certified Public Accountant. Mr. Ruffle is 61 years old.

     STANLEY S. TROTMAN, JR., has been a director of the Company since 1996. He has been a Managing Director with the Health Care Group of PaineWebber, an investment banking firm, since 1995 following the consolidation of Kidder, Peabody, also an investment banking firm, with PaineWebber. He had previously co-directed Kidder, Peabody's Health Care Group since April 1990. Formerly he had been head of the Health Care Group at Drexel Burnham Lambert, Inc. where he had been employed for approximately 22 years. He received his undergraduate degree from Yale University in 1965 and holds an MBA from Columbia Business School in 1967. Mr. Trotman is 55 years old.

     CHARLES B. WILSON, M.D. most recently has been a director of the Company since 1993. He also was a director of the Company from March 1984 until March 1989. He has been a Professor of Neurosurgery at the University of California Medical Center, San Francisco, since 1968. From 1968 until April 1994, and from March 1996 until July 1997, Dr. Wilson also held the position of Chairman of the University's Department of Neurosurgery. He also is a Senior Research Fellow of The Institute for the Future in Menlo Park, California. Dr. Wilson is 69 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held five meetings during 1998. All Directors attended at least 75% of the aggregate number of meetings of both the Board of Directors and of the Committees of the Board on which such Director served during the year.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has standing Audit, Compensation, Stock Option and Nominating Committees, each of which is described below.

     Members of the Audit Committee include Mr. Ruffle and Mr. Trotman. The purpose of the Audit Committee is to review the financial records of the Company, to recommend to the Board of Directors the appointment of independent auditors and to review the reports of such auditors. During 1998, the Audit Committee held one meeting.

     Members of the Compensation Committee include Mr. Barnes and Dr. Wilson. The function of the Compensation Committee is to recommend to the Board of Directors the compensation of the Company's executive officers. The Compensation Committee did not meet during 1998.

     Members of the Stock Option Committee include Dr. Bates and Mr. Ruffle. The purpose of the Stock Option Committee is to administer the Company's 1984 Stock Option Plan and 1995 Stock Option Plan, and to determine recipients of awards pursuant to such plans and the terms of such awards. No member of the Stock Option Committee received a discretionary grant or award under an option plan of the Company while serving on such committee or during the year preceding such service. There were no meetings of the Stock Option Committee during 1998.

     Members of the Nominating Committee include Mr. Trotman and Mr. Ruffle. The purpose of the Nominating Committee is to recommend candidates for election to the Board of Directors. The Nominating Committee held one meeting during 1998. A shareholder who wishes to nominate a person for Director must provide the nomination in writing to the Secretary at the Company's principal offices pursuant to the notice provisions in the By-laws. Such notice must be received not less than 60 nor more than 90 days prior to the Annual Meeting or, if less than 70 days' notice of the date of such meeting has been given, then within 10 business days following the first public disclosure of the meeting date or the mailing of the Company's notice. Any such notice must contain information regarding the nominee and the proponent. Details concerning the nature of such information are available without charge from the Company.

DIRECTOR COMPENSATION

     During 1998 and 1997, non-employee directors were scheduled to receive an annual retainer fee of $5,000 each per year. The non-employee directors agreed to defer payment of their 1998 and 1997 retainer fees until late 1998 (or, at the director's option, until early 1999), to assist the Company with its cash flow. Such payments were made in December 1998 and in January 1999. Non-employee directors also received in 1998 and 1997 $1,000 for attendance in person at each regular and special meeting of the Board of Directors. In addition, non-employee directors are entitled to receive an automatic grant of Options from the Company's 1995 Stock Option Plan on the date of the Company's Annual Shareholder Meeting each year, to acquire up to 4,000 shares annually of the Company's common stock at the market price on the date of grant, until a

Director has options for a total of 12,000 shares in all Company plans. There were no such grants of Options to non-employee directors during 1998. Additionally, non-employee directors who were members of a committee of the Board of Directors were entitled to receive $200 for attendance in personal at each committee meeting. Non-employee directors are not entitled to any fee for Board of Directors or committee meetings held by conference telephone at which they are not present in person. Of the five Board meetings held during 1998, two were regular or special meetings which directors attended in person, and three were special meetings which were held by conference telephone. Non-employee directors also received reimbursement of expenses incurred in attending meetings. No payment is made for attendance at meetings by any director who is an employee of the Company.

     Non-employee directors will continue in 1999 to receive a $5,000 Annual Retainer fee, $1,000 for attendance in person at each regular and special meeting of the Board of Directors, and $200 for attendance in person at each committee meeting, as well as an automatic grant of Options from the Company's 1995 Stock Option Plan, to acquire up to 4,000 common shares annually, on the date of the Company's Annual Shareholder Meeting, of the Company's common stock at the market price on date of grant, until a Director has options for a total of 12,000 shares in all Company plans.

                         CERTAIN ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of March 15, 1999, of (i) each person known to the Company to own beneficially 5% or more of the Common Shares,
(ii) each director of the Company, (iii) the chief executive officer and each other executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                                                 COMMON SHARES OWNED BENEFICIALLY
                                                           ---------------------------------------------
                                                            AMOUNT AND NATURE OF
          NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP(2)   PERCENT OF CLASS(5)
          ------------------------------------             -----------------------   -------------------
Total Number of Shares...................................         5,828,345(3)              100.0%
Ernest A. Bates, M.D. (1)................................         2,306,070(4)               42.2%
Willie R. Barnes(1)......................................            11,000(4)                   *
John F. Ruffle(1)........................................            88,711(4)                2.2%
Stanley S. Trotman, Jr. (1)..............................           130,095(4)                3.3%
Charles B. Wilson, M.D. (1)..............................            12,000(4)                   *
Craig K. Tagawa(1).......................................           117,600(4)                2.9%
  Senior Vice President Chief Financial Officer
Richard Magary(1)........................................            78,300(4)                1.9%
  Senior Vice President -- Administration
Gregory Pape(1)..........................................            65,000(4)                1.6%
  Senior Vice President -- Sales and Marketing
All Directors & Executive Officers as a Group (8
  persons)...............................................         2,808,776(4)               49.0%

---------------
 *  Less than 1%

(1) The address of each such individual is c/o American Shared Hospital Services, Four Embarcadero Center, Suite 3620, San Francisco, California 94111-4155.

(2) Each person directly or indirectly has sole voting and investment power with respect to the shares listed under this column as being owned by such person.

(3) Represents the aggregate of issued and outstanding Common Shares plus Common Shares that all persons or groups of persons are entitled to acquire upon the exercise of options or warrants within 60 days after March 15, 1999.

(4) Includes shares underlying options that are currently exercisable or which will become exercisable within 60 days following March 15, 1999: Dr. Bates, 1,495,000 shares; Mr. Barnes, 10,000 shares, Mr. Ruffle, 12,000 shares; Mr. Trotman, 9,333 shares; Dr. Wilson, 12,000 shares; Mr. Magary, 55,000 shares; Mr. Tagawa, 105,000 shares; Mr. Pape, 65,000 shares; and Directors and Executive Officers as a group, 1,763,333 shares.

(5) Shares that any person or group of persons is entitled to acquire upon the exercise of options or warrants within 60 days after March 15, 1999, are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person or group of persons but not for the purpose of computing the percent of the class owned by any other person.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Company for the fiscal years ending December 31, 1996, December 31, 1997 and December 31, 1998 and paid in those years for services rendered in all capacities during 1995, 1996 and 1997, respectively, to the Chief Executive Officer and each executive officer other than the Chief Executive Officer who served as an officer at December 31, 1998 and earned cash compensation of $100,000 or more during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                       ------------------------------------------
                                                                                   OTHER ANNUAL
         NAME AND PRINCIPAL POSITION           YEAR    SALARY(1)      BONUS(2)    COMPENSATION(3)
         ---------------------------           ----    ---------      --------    ---------------
Ernest A. Bates, M.D. .......................  1998    $299,864       $300,000          --
  Chairman of the Board,                       1997    $267,994             --          --
  Chief Executive Officer                      1996    $223,412             --          --
Craig K. Tagawa..............................  1998    $229,212       $165,000          --
  Senior Vice President,                       1997    $216,000(4)          --          --
  Chief Financial Officer                      1996    $165,747             --          --
Richard Magary...............................  1998    $137,679       $ 25,000          --
  Senior Vice President,                       1997    $118,813             --          --
  Administration                               1996    $ 99,780             --          --
Gregory Pape.................................  1998    $311,035             --          --
  Senior Vice President                        1997    $292,650(5)          --          --
  Sales and Marketing                          1996    $278,895(6)          --          --

---------------
(1) Each amount under this column includes amounts accrued in 1996, 1997, and 1998, that would have been paid to such persons in such years, except that such amounts were instead deferred pursuant to the Retirement Plan for Employees of American Shared Hospital Services and CuraCare, a defined contribution plan and ASHS' Flexible Benefit Plan, a defined contribution plan. Both plans are available to employees of the Company generally.

(2) Each of these individuals was awarded a special bonus for his role in the successful sale of the Company's diagnostic imaging business in 1998. The Company's Board of Directors approved these bonuses in February 1999, and such bonuses were paid thereafter, for services which were performed during 1998.

(3) The Company has determined that, with respect to the executive officers named in the Summary Compensation Table, the aggregate amount of other benefits does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in the Summary Compensation Table as paid to such executive officer in the relevant year.

(4) Includes sales commissions of approximately $45,000 earned and paid in 1997.

(5) Includes sales commissions of approximately $92,000 earned in 1996 and paid in 1997 and approximately $58,000 earned and paid in 1997.

(6) Includes sales commissions of approximately $82,000, earned in 1995 and paid in 1996, and $107,000 earned and paid in 1996.

LONG TERM COMPENSATION AWARDS

     The "Long Term Compensation Awards" Table has been omitted because no long term compensation awards were made during the relevant years to the Company's executive officers named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

     The "Option Grants in the Last Fiscal Year" Table has been omitted because no options were granted during 1998 to the Company's executive officers named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     The "Long-term Incentive Plan Awards" ("LTIP Awards") table has been omitted because no LTIP Awards were made during 1998 to the Company's executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized upon exercise of such options during 1998, by the Company's executive officers named in the Summary Compensation Table. The following table also sets forth the number of shares underlying exercisable and unexercisable options held by such executive officers on December 31,1998.

                        1984 AND 1995 STOCK OPTION PLANS
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                         AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                            ACQUIRED ON      VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   ------------   -----------   -------------   -----------   -------------
Ernest A. Bates, M.D. ....      --             --         1,495,000         --         $1,760,363         --
Craig K. Tagawa...........      --             --           105,000         --         $        0         --
Richard Magary............      --             --            55,000         --         $        0         --
Gregory Pape..............      --             --            65,000         --         $        0         --

---------------
(1) This amount is calculated by multiplying the number of Common Shares underlying the options at December 31,1998 by the market price per Common Share on such date less the option exercise price.

EMPLOYMENT AGREEMENTS

     The Company had no employment contracts with its directors or executive officers named in the Summary Compensation Table in 1998.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The following Report of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     This Report of the Board of Directors describes the Company's method of compensating its executive officers, and describes the basis on which 1998 compensation was paid to such executive officers, including those named in the Summary Compensation Table.

     The Board of Directors determined that compensation paid in 1998 by the Company to its Chief Executive Officer and other executive officers would be based on policies in effect in recent prior years. As a result, it was unnecessary for the Compensation Committee to meet, and it did not meet, during 1998.

     The Company's compensation program seeks to establish compensation that is competitive in both the healthcare industry and among entrepreneurial, growth-oriented companies in order to attract and retain high quality employees. Compensation is linked to each employee's level of responsibility and personal achievements with respect to operational and financial goals established by the Chief Executive Officer and the Board of Directors. Depending on the individual officer's area of responsibility, such goals may include new business and revenue acquisition, operating expense reduction and control, operating efficiencies, etc. In addition, the compensation system seeks to develop and encourage employee ownership of the Company's stock through stock options.

     The primary component of executive compensation for the Company in 1998 was base salary, except in the case of the Chief Operating and Financial Officer (who also is CEO of the Company's Gamma Knife subsidiary) and in the case of the Senior Vice President -- Sales and Marketing where sales commissions were a substantial component of compensation and are included under "salary" in the table above. Discretionary bonuses may be paid, based on a formula, if financial and other results of the individual executive's area of responsibility meet or exceed financial and operational targets established at the beginning of the fiscal year. No bonuses have been paid by the Company during the last three fiscal years, except in the case of bonuses paid pursuant to pre-established formulae based on goals and targets of a specific business and except for special bonuses paid for the successful completion of the sale of the Company's diagnostic imaging business.

     Base salary was established for the Chief Executive Officer and other executive officers with the assistance of an outside consulting firm in 1991. Such compensation was designed to fall in the mid-range for the relevant executive position or compensation paid by a group of entrepreneurial, growth-oriented companies believed by the Company to be comparable in their stage of development and business condition, based on information provided by the independent compensation consulting organization. The companies surveyed were not identical to those reflected in the performance graph set forth in the Proxy Statement. During the period 1991 - 1995 the compensation of most of the Company's senior executives, including those listed in the Summary Compensation Table, was reduced by 5 to 10% for various periods of time. In 1996, the base salary of the Chief Financial Officer was increased from $150,000 to $165,000 and he became eligible for bonus payments based on goals and targets of the Gamma Knife business. During 1997 the compensation structure of the Company's Senior Vice President -- Sales & Marketing was changed, to increase base salary from $85,000 per year to $200,000 per year, while the sales commission rate paid to that executive officer was significantly reduced. In June 1997, base salary paid to the Chief Executive Officer was increased from approximately $233,000 per year to $300,000 per year, and salary paid to the Senior Vice President -- Administration was increased from approximately $93,500 per year to $130,000 per year. Until such increases, neither officer had received a base salary increase for over five years, and had received base salary reductions during the 1991 - 1995 period as described above.

     In addition to base compensation, the Company has used grants of stock options to retain senior executives and to motivate them to improve long-term stock market performance. The number of options granted in the past was determined by reference to the level of responsibility of the particular executive in the Company and such executive's proposed role in the Company's future operations. In addition, during 1995 the Shareholders approved a grant of options to acquire 1,495,000 Common Shares at an initial exercise price of $0.01 per share to the Company's Chairman and Chief Executive Officer, in consideration of his continued service to the Company and his personal guarantee of $6,500,000 of indebtedness of the Company.

BOARD OF DIRECTORS

        Ernest A. Bates, M.D. Chairman            Stanley S. Trotman, Jr.
        Willie R. Barnes                          Charles B. Wilson, M.D.
        John F. Ruffle

                 CERTAIN RELATIONSHIPS AND RELATED TRANSLATIONS

     On October 6, 1995, the Company entered into an Option Agreement with its Chairman and Chief Executive Officer. Under the Option Agreement, Dr. Bates was granted a ten-year option to purchase 1,495,000 Common Shares for an initial exercise price of $0.01 per share, in partial consideration of his personal guarantee of $6,500,000 of indebtedness of the Company.

     Willie R. Barnes, the Secretary and a director of the Company, is a partner in the law firm of Musick, Peeler & Garrett. That law firm performed legal services for the Company in 1998. The management of the Company is of the opinion that the fees paid to Mr. Barnes' law firm are comparable to those fees that would have been paid for comparable legal services from a law firm not affiliated with the Company. Mr. Barnes served during 1998 on the Compensation Committee of the Board of Directors.

     Stanley S. Trotman, Jr., a director of the Company, is a Managing Partner of PaineWebber, Incorporated, an investment banking firm. That firm performed services for the Company during 1998 and early 1999 in connection with the Company's sale of its diagnostic imaging business, which was completed in November 1998. PaineWebber also has continued to advise the Company with respect to the uses of proceeds from the sale and other strategic matters regarding the future direction of the Company. The management of the Company is of the opinion that the Company's fee arrangements with PaineWebber are comparable to the fees charged for comparable investment banking services by firms not affiliated with the Company.

COMPLIANCE WITH SECTION 16(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Reports filed under the Exchange Act and received by the Company on or after January 1, 1998, indicate that during 1998 directors, officers and 10% shareholders of the Company filed all required reports within the periods established by applicable rules, except that one report required upon leaving office in November 1998 was not filed by the Company's former Senior Vice President -- Operations. The Company understands that the required report will be filed during April 1999.

                PERFORMANCE GRAPH, TOTAL RETURN TO SHAREHOLDERS

     The following graph and table compare cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the Standard & Poor's 500 Stock Index and a group of peer companies in the diagnostic imaging industry during the five years ended December 31, 1998.

                  American Shared   S&P 500          Peer
                     Hspt Serv       Index           Group
Dec 93             100.00            100.00          100.00
Dec 94              19.05            101.32          114.40
Dec 95              49.98            139.40          176.54
Dec 96              69.03            171.40          335.56
Dec 97              66.67            228.59          377.37
Dec 98              45.26            293.91          131.71

                              INDEPENDENT AUDITORS

     The Company's consolidated financial statements for the year ended December 31, 1998 have been audited by Grant Thornton LLP. The Board of Directors intends to appoint Grant Thornton LLP to be the Company's independent auditors for the fiscal year ending December 31, 1999. From 1983 through the fiscal year ended December 31, 1997, the Company's consolidated financial statements were audited by Ernst & Young, LLP or its predecessor.

     The Company on December 14, 1998 engaged Grant Thornton, LLP as its independent accountant to audit the Company's financial statements for the year ended December 31, 1998. The Company and Grant Thornton, LLP had a long established relationship as Grant Thornton has served as the Company's tax advisor since 1990.

     In light of its engagement of Grant Thornton, the Company will no longer engage Ernst & Young, LLP ("E&Y"), to audit the Company's financial statements. E&Y had served as the Company's auditor since 1983. In recognition of the Company's previously reported defaults under its credit facilities and equipment leases, E&Y had included a "going concern" qualification in its report on the Company's financial statements in each year since 1990. The Company did not know at the time it engaged Grant Thornton, LLP as its independent accountant whether its auditor's report for the year ended December 31, 1998 would contain such a qualification.

     The decision to change accountants was referred by the Audit Committee to the full Board of Directors. The Board of Directors approved the decision to change independent accountants. An important motivating factor in the Board's decision was to reduce the Company's audit expenses following the completion of its financial restructuring, the sale of its imaging business on November 13, 1998, and the significantly reduced scope of the Company's operations.

     The Company during its two most recent fiscal years and any subsequent interim period preceding its change of independent accountant did not have any disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

     Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company's next Annual Meeting of Shareholders, a shareholder proposal must be received at the Company's principal executive offices prior to February 23, 2000. A Shareholder's notice should list each proposal and contain a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the number of shares held by the shareholder; and any material interest of the shareholder in the business.

                                 ANNUAL REPORT

     The Company's 1998 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this proxy statement.

                                          By Order of the Board of Directors
                                          /s/ WILLIE R. BARNES
                                          Willie R. Barnes

                                          Corporate Secretary

Dated: April 23, 1999
San Francisco, California

                                                                     Exhibit A-1


                 Current Form of By-laws, Article IV, Section 1

        Section 1. Number of Directors. (a) The authorized number of directors shall depend upon the number of shareholders. If there is only one shareholder, then there will only be one director. Whenever there is more than one shareholder, then there will be no less than seven nor more than thirteen directors. The exact number of directors shall be fixed from time to time, within the limits specified in this subdivision, by an amendment of subdivision
(b) of this section adopted by the Board of Directors.

        (b) The exact number of directors shall be one (1) until changed as provided in subdivision (a) of this section. Notwithstanding the preceding sentence, at all times while there is one (1) shareholder of the corporation, said shareholder, may without amending these bylaws determine that there shall be seven (7) directors. Said shareholder may elect the aforementioned seven (7) directors by noticing a meeting of the shareholders of the corporation.

        (c) The maximum or minimum authorized number of directors may only be changed by an amendment of this section approved by the vote or written consent of a majority of the shareholders; provided, however, that an amendment reducing the minimum number to a number less than 5 shall not be adopted if the votes cast against its adoption at a meeting (or the shares not consenting in the case of action by written consent) exceed 16-2/3% of such outstanding shares; and provided, further, that in no case shall the stated maximum authorized number of directors exceed two times the stated minimum number of authorized directors minus one.

                                                                     Exhibit A-2


                 Proposed Form of By-laws, Article IV, Section 1

        Section 1. Number of Directors. (a) The authorized number of directors shall depend upon the number of shareholders. If there is only one shareholder, then there will only be one director. Whenever there is more than one shareholder, then there will be no less than five nor more than nine directors. The exact number of directors shall be fixed from time to time, within the limits specified in this subdivision, by an amendment of subdivision (b) of this section adopted by the Board of Directors.

        (b) The exact number of directors shall be one (1) until changed as provided in subdivision (a) of this section. Notwithstanding the preceding sentence, at all times while there is one (1) shareholder of the corporation, said shareholder may, without amending these Bylaws, determine that there shall be five (5) directors. Said shareholder may elect the aforementioned five (5) directors by noticing a meeting of the shareholders of the corporation.

        (c) The maximum or minimum authorized number of directors may only be changed by an amendment of this section approved by the vote or written consent of a majority of the shareholders; provided, however, that an amendment reducing the minimum number to a number less than 5 shall not be adopted if the votes cast against its adoption at a meeting (or the shares not consenting in the case of action by written consent) exceed 16-2/3% of such outstanding shares; and provided, further, that in no case shall the stated maximum authorized number of directors exceed two times the stated minimum number of authorized directors minus one.

                        AMERICAN SHARED HOSPITAL SERVICES

         For the Annual Meeting of Shareholders to be held May 21, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S BY-LAWS TO CHANGE THE MINIMUM AND MAXIMUM NUMBER OF DIRECTORS, AND "FOR" THE ELECTION OF THE PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE BY-LAWS AMENDMENT AND, SUBJECT TO THE PROXYHOLDER'S DISCRETIONARY AUTHORITY TO CUMULATE VOTES, "FOR" THE ELECTION OF THE PERSONS NOMINATED ON THE REVERSE SIDE, AND WILL HAVE THE EFFECT OF WITHHOLDING DISCRETIONARY AUTHORITY TO CUMULATE VOTES. ABSTENTIONS AND NON-VOTED SHARES WILL BE EQUIVALENT TO A VOTE AGAINST THE BYLAWS AMENDMENT. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER MATTERS THAT WILL COME BEFORE THE ANNUAL MEETING, OTHER THAN THOSE DESCRIBED IN THIS PROXY. HOWEVER, IF SUCH MATTERS ARE PRESENTED, THE NAMED PROXIES WILL, IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, VOTE SUCH PROXIES IN ACCORDANCE WITH THE JUDGMENT OF SUCH NAMED PROXIES WITH RESPECT TO ANY SUCH OTHER MATTER PROPERLY COMING BEFORE THE MEETING. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT IN WRITING REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE. THIS PROXY ALSO MAY BE REVOKED BY ATTENDANCE AT THE MEETING AND ELECTION TO VOTE IN PERSON.


                 (continued, and to be signed on the other side)

 [X]    PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE


        This proxy when properly executed will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters coming before the meeting. If no direction is made, this proxy will be voted FOR Proposal NO. 1 and FOR the election of directors nominated herein.

        The Board of Directors recommends a vote FOR approval of the By-laws amendment and FOR election of the directors nominated herein.


1. AMENDMENT OF LAW-LAWS. Approval of an amendment to Article IV, Section 1 of the By-laws to fix the number of directors between five and nine.

        [ ]  FOR   [ ]  AGAINST     [ ]   ABSTAIN

2. ELECTION OF DIRECTORS. To elect five of the persons named below to the Board of Directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and have qualified.

        [ ]  FOR all nominees (except as indicated to the contrary below).

        [ ]  WITHHOLD AUTHORITY to vote for all nominees.

        (Instruction: To withhold authority for any individual nominee(s), write that nominee's name(s) in the space below.)

            --------------------------------------------------------

        NOMINEES:     Ernest A. Bates, M.D.
                      Willie R. Barnes
                      John F. Ruffle
                      Stanley S. Trotman, Jr.
                      Charles B. Wilson, M.D.


[ ]     I PLAN TO ATTEND THE MEETING IN PERSON.

        The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying such Notice.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE.

Signature                                         Date
          ------------------------------               ---------------

Signature                                         Date
          ------------------------------               ---------------
          Signature, if held jointly


NOTE: Please date this proxy and sign as your name(s) appear(s) on this document. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles.